Exhibit 99.1

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Manager, Special Projects
	713/646-4560 — 800/564-3036	713/646-4487 — 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline To Acquire

Interests in Pipeline Companies from Shell

(Houston — December 16, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has signed a definitive agreement to acquire all of Shell Pipeline Company LP’s (“SPLC”) interests in SPLC Capline Company and SPLC Capwood Company, the principal assets of which are interests in the Capline and Capwood pipeline systems. The total purchase price for the transaction is approximately $158 million, excluding transaction costs and any crude oil inventory and line fill requirements. The transaction is subject to the performance of customary due diligence and receipt of regulatory approvals and is expected to close within the next 45 to 90 days.

“The acquisition of the Capline and Capwood interests provides Plains All American with a direct pipeline link to crude oil markets in the Midwestern U.S.,” said Greg L. Armstrong, Chairman & Chief Executive Officer of the Partnership. “These assets are a complementary balance to our Cushing related transportation and storage assets as they provide the Partnership with an additional means to participate in the increasing movements of crude oil into PADD II from the south. Over the long term, as onshore domestic oil production continues to deplete, we believe these assets are well-positioned to benefit from increasing volumes of crude oil from the Gulf of Mexico or from foreign imports.”

The principal asset of SPLC Capline Company is an approximate 22% undivided joint interest in the Capline Pipeline System, a 633-mile, 40-inch mainline crude oil pipeline originating in St. James, Louisiana and terminating in Patoka, Illinois. The Capline system is one of the primary transportation routes for crude oil shipped into the Midwestern U.S., accessing over 2.7 million barrels of refining capacity. With a total system operating capacity of 1.14 million barrels per day of crude oil, approximately 248,000 barrels per day are subject to the interest being acquired by the Partnership. For the first nine months of 2003, throughput on the interest being acquired averaged approximately 139,000 barrels per day. Armstrong noted that, for a variety of reasons, SPLC’s Capline interest has provided the swing transportation service for shipments on the Capline system.

The principal asset of SPLC Capwood Company is an approximate 76% undivided joint interest in the Capwood Pipeline System, a 57-mile, 20-inch mainline crude oil pipeline originating in Patoka, Illinois and terminating in Wood River, Illinois. The Capwood system has an operating capacity of 277,000 barrels per day of crude oil. Of that capacity, approximately 211,000 barrels per day are subject to the interest being acquired by the Partnership. For the first nine months of 2003, throughput on the interest being acquired averaged approximately 112,000 barrels per day.

The Partnership has sufficient immediate availability under its revolving credit facilities to consummate this transaction and, consistent with its financial growth strategy, intends to fund the transaction with 50% equity.

Conference Call

The Partnership will host a conference call to discuss the acquisition on Tuesday, December 16, 2003. Specific items to be addressed in this call include:

1.               the specific parameters of the acquisition;

2.               the industrial logic and strategic rationale behind the acquisition;

3.               the historical and expected financial performance of the acquisition;

4.               our financing plans with respect to funding the transaction;

5.               the accretive aspects of this transaction to our unitholders; and

6.               other related matters.

The call will begin at 3:30 PM (Central). To participate in the call, please call 888-858-4723, or, for international callers, 973-582-2792 at approximately 3:25 PM (Central). No password or reservation number is required.

Webcast Instructions

                To access the Internet webcast, please go to the Partnership’s website at www.paalp.com, choose “investor relations”, and then choose “conference calls”. Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Telephonic Replay Instructions

Call 877-519-4471 or international call 973-341-3080 and enter PIN # 4381898

The replay will be available beginning Tuesday, December 16, 2003, at approximately 5:30 PM (Central) and continue until midnight Monday, December 22, 2003.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, potential for an acquisition transaction to be challenged or not consummated, successful integration and future performance of assets acquired, refinery downtime, demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements, successful third party drilling efforts, availability of third party production volumes for transportation and marketing, political and economic stability of foreign sources of crude oil, continued creditworthiness of, and performance by, our counterparties, the effects of competition, the success of our risk management activities, regulatory changes, weather interference, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.

                Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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